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                                  EXHIBIT 10.3

                      Memorandum of Understanding with KCC


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                                                       KCC Process Equipment Ltd
                                                             91-93 Windmill Road
                                                               Sunbury on Thames
                                                           Middlesex TW16 7EF UK


March 15th, 2000

Mr. Stephen North
Voice Net
Unit 4 Pinewood Place
Epsom
Surrey KT19 OBZ

Ref:  Memorandum of Understanding

Dear Stephen

We would like to confirm our intent to use your Internet service in due course on the understanding that in addition to usual Internet services, one of the main benefits will be a telephony service to connect our various branches in Suffolk, Sanbury, Houston and Abu Dhabi. Once we subscribe, all telephone calls between offices will be Free of Charge. Unfortunately we have just signed a two-year contract with PsiNet. However we may shortly require an increase in bandwidth, and with the costs to increase bandwidth similar to those for installing a new leased line in to your proposed ISP, we see no reason why this should not be considered.

This is, of course, subject to the performance of the network which must deliver an acceptable call quality to our staff, and a successful trial period of three months. I understand that as one of your first connected customers, we will be entitled to a first year discount to be agreed.

Yours sincerely,



Kevin Rowland
Business Manager



                                                    Telephone: +44(0)1932 815300
                                                    Facsimile: +44(0)1932 815315
                                                   E-mail: post@kccprocess.co.uk
                                                  Web site: www.kccprocess.co.uk
                                               Registered in England No. 1862795